UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Electromed, Inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ELECTROMED, INC.
500 Sixth Avenue Northwest
New Prague, MN 56071
(952) 758-9299

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, NOVEMBER 12, 2021

To our Shareholders:

The Fiscal 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Electromed, Inc. (the “Company”) will be held on Friday, November 12, 2021 at 10:00 a.m. Central Time. Due to the public health impact of the ongoing COVID-19 pandemic, this year’s Annual Meeting will be held as a completely “virtual meeting” of shareholders. We believe that a virtual Annual Meeting provides greater access to those who may want to attend and, therefore, have chosen this over an in-person meeting. You will be able to attend the Annual Meeting virtually, and vote and submit your questions during the Annual Meeting, via live webcast by visiting www.virtualshareholdermeeting.com/ELMD2021. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com for the purpose of considering and voting upon:

1.	Election of the directors named in the accompanying proxy statement, thereby setting the number of directors at seven;

2.	Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2022;

3.	Approval, on a non-binding and advisory basis, of our executive compensation set forth in the accompanying proxy statement; and

4.	Transaction of any other business properly brought before the meeting or any adjournment thereof.

The Board of Directors of the Company has fixed the close of business on September 16, 2021 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The stock transfer books of the Company will not be closed.

By order of the Board of Directors,

Stephen H. Craney
Chairman of the Board

THE PROMPT SUBMISSION OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. YOU MAY VOTE BY MAIL, ONLINE OR BY PHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THE PROXY CARD, NOTICE OF INTERNET AVAILABILITY OR OTHER INSTRUCTIONS FROM THE HOLDER OF RECORD.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to be held on November 12, 2021
The Notice and Proxy Statement, Annual Report on Form 10-K, and Shareholder Letter are available at
http://investors.smartvest.com/annual-meeting.

i

ELECTROMED, INC.
Proxy Statement
Fiscal 2022 Annual Meeting of Shareholders
Friday, November 12, 2021
10:00 a.m. Central Time

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Electromed, Inc., a Minnesota corporation (the “Company”), for use at the Fiscal 2022 Annual Meeting of Shareholders of the Company to be held on Friday, November 12, 2021 at 10:00 a.m. Central Time (the “Annual Meeting”), and at any adjournment or postponement thereof. Due to the public health impact of the ongoing COVID-19 pandemic, this year’s Annual Meeting will be held as a completely “virtual meeting” of shareholders. You will be able to attend the Annual Meeting virtually, and vote and submit your questions during the Annual Meeting, via live webcast by visiting www.virtualshareholdermeeting.com/ELMD2021.

This solicitation is being made by mail; however, the Company also may use its officers, directors, and employees (without providing them with additional compensation) to solicit proxies from shareholders in person or by telephone, facsimile, email, or letter. Distribution of this proxy statement and the proxy card, or a notice of internet availability, is expected to begin on or about September 30, 2021.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?

A:

   The Company is soliciting your proxy vote at the Annual Meeting because you were the owner of record of one or more shares of common stock of the Company at the close of business on September 16, 2021, the record date for the meeting, and are therefore entitled to vote at the Annual Meeting.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person or persons (the “proxy” or “proxies,” respectively) to vote on your behalf. By giving your proxy, you are authorizing Michael J. MacCourt and Kathleen S. Skarvan, the designated proxies, the authority to vote your shares of common stock at the Annual Meeting in the manner you indicate on your proxy card. If you authorize the proxies but do not give direction with respect to any nominee or other proposal, the proxies will vote your shares as recommended by the Board. The proxies are authorized to vote in their discretion (except as otherwise provided below) if other matters are properly submitted at the Annual Meeting, or any adjournments or postponements thereof.

Q:	When and where is the Annual Meeting?

A:

The Annual Meeting will be held on Friday, November 12, 2021. This year’s Annual Meeting will be held as a completely “virtual meeting” of shareholders. You will be able to attend the Annual Meeting virtually, and vote and submit your questions during the Annual Meeting, via live webcast by visiting www.virtualshareholdermeeting.com/ELMD2021. The Annual Meeting will commence at 10:00 a.m. Central Time.

Q:	Why hold a virtual Annual Meeting?

A:

Due to the public health impact of the ongoing COVID-19 pandemic, this year’s Annual Meeting will be held as a completely “virtual meeting” of shareholders. We believe that a virtual meeting provides greater access to those who may want to attend our Annual Meeting and, therefore, have chosen this over an in-person meeting. We ensure that at our virtual meeting, all attendees are afforded the same rights and opportunities to participate as they would at an in-person meeting. These procedures include the ability for shareholders to ask questions during the course of the meeting, post appropriate questions received during the meeting for review by other participants, review our corresponding answers to such questions on our “Investor Relations” section of our website at www.smartvest.com as soon as possible after the Annual Meeting and access technical support staff during the meeting in the event of difficulties arising from the use of the virtual meeting platform. We evaluate annually the method of holding our Annual Meeting, taking into consideration the above factors as well as business and market conditions and the proposed agenda items. We believe that holding our Annual Meeting virtually over the internet is the right approach for our company, as it enables more of our diverse base of shareholders to participate in our Annual Meeting.

Q:	What am I voting on?

A:	You are voting on the following matters:

● Proposal 1 —	To elect the directors named in this proxy statement, thereby setting the number of directors at seven;

● Proposal 2 —	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2022 (“fiscal 2022”); and

● Proposal 3 —	To approve, on a non-binding and advisory basis, our executive compensation as set forth in this proxy statement.

Q:	What does the Board recommend?

A:	The Board recommends a vote:

●	FOR the election of all of the directors named in this proxy statement, thereby setting the number of directors at seven (see Proposal 1);

●	FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for fiscal 2022 (see Proposal 2); and

●	FOR the approval, by a non-binding and advisory vote, of our executive compensation as set forth in this proxy statement (see Proposal 3).

Q:	How many votes do I have?

A:

On any matter which may properly come before the Annual Meeting, each shareholder entitled to vote thereon will have one vote for each share of common stock owned of record by such shareholder as of the close of business on September 16, 2021.

Q:	How many shares of common stock may vote at the Annual Meeting?

A:	At the close of business on the record date, there were 8,568,843 outstanding shares of common stock, each of which is eligible to cast one vote on matters presented at the Annual Meeting.

Q:	What constitutes a quorum?

A:

Transaction of business may occur at the Annual Meeting only if a quorum is present. In order to achieve a quorum, shareholders holding at least a majority of the Company’s issued and outstanding shares of common stock entitled to vote as of the record date must be present (including electronically) or by proxy at the Annual Meeting. Based on the number of shares outstanding as of the record date, the presence of 4,284,422 shares will constitute a quorum for the transaction of business on all proposals properly brought before the Annual Meeting. If you submit a proxy or vote electronically during the Annual Meeting, your shares will be counted in determining whether a quorum is present at the Annual Meeting. Broker non-votes and abstentions are also counted for the purpose of determining a quorum, as discussed below.

Q:	What vote is required to approve each of the proposals?

A:	Provided a quorum is established at the Annual Meeting, each proposal will be subject to the following requirements:

Proposal 1 – Election of Directors — The nominees receiving the greatest number of votes relative to the votes cast for the other nominees will be elected, regardless of whether an individual nominee receives votes from a majority of the quorum of shares represented at the Annual Meeting (whether electronically in person or by proxy). Election of the seven directors named in this proxy statement will be deemed to be shareholder approval of setting the number of directors at seven. Shareholders are not entitled to cumulate their votes for the election of directors.

Proposal 2 – Ratification of the Appointment of RSM US LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal 2022 — The affirmative vote of the holders of a majority of the shares of common stock present at the Annual Meeting (whether electronically in person or by proxy) will result in approval of the proposal to ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal 2022.

Proposal 3 – Advisory Approval of Executive Compensation — The affirmative vote of the holders of a majority of the shares of common stock represented at the Annual Meeting (whether electronically in person or by proxy) and entitled to vote on the proposal will result in the advisory approval of our executive compensation set forth in this proxy statement. However, this is a non-binding and advisory vote, which means that the result of the vote is not binding on the Company, our Board or its Personnel and Compensation Committee. To the extent there is any significant vote against approval of our executive compensation as disclosed in this proxy statement, the Personnel and Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

Q.	What is the effect of abstentions and withhold votes?

A:

You may either vote FOR or WITHHOLD authority to vote for each nominee for the Board. If you WITHHOLD authority to vote on any or all nominees, your vote will have no effect on the outcome of the election.

You may vote FOR, AGAINST or ABSTAIN on proposals 2 and 3. If you ABSTAIN from voting on proposals 2 or 3, your shares will be deemed present but will not be deemed to have voted in favor of the proposal, which will have the same effect as a vote AGAINST the proposal.

Q:	What is the effect of broker non-votes?

A:

Shares that are held by stock brokers in “street name” may be voted by the stock broker on “routine” matters, such as the number of directors and ratification the appointment of our independent registered public accounting firm. To vote on “non-routine” matters, the stock broker must obtain shareholder direction. When the stock broker does not obtain direction to vote the shares, the stock broker’s abstention is referred to as a “broker non-vote.”

Brokers do not have discretion to vote shares for the election of directors, the advisory vote to approve executive compensation or for any other non-routine matters that may be brought before the meeting. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of these proposals. Brokers will have discretion to vote on the ratification of the appointment of our independent registered public accounting firm if you do not provide voting instructions.

Broker non-votes will be considered present for quorum purposes at the Annual Meeting. Broker non-votes in connection with the election of directors are not deemed “votes cast,” and, since directors are elected by a plurality, will have no effect on the election. Because broker non-votes are not entitled to vote on non-routine business matters, such as proposal 3, they will have no effect on the outcome of the vote on such matters.

Q:	How do I vote my shares?

A:

If you are a shareholder of record, you may vote your shares at the Annual Meeting using one of the mail, phone or internet methods described on your notice of internet availability, proxy card or other voting instructions from the holder of record.

●

Proxy card. If you received a full set of proxy materials, the proxy card is a means by which you may authorize the voting of your shares of common stock at the Annual Meeting. The shares of common stock represented by each properly executed proxy card will be voted at the Annual Meeting in accordance with such shareholder’s directions. The Company urges you to specify your choices by marking the appropriate boxes on the proxy card. After you have marked your choices, please sign and date the proxy card and mail the proxy card in accordance with the instructions that accompanied it. If you sign and return the proxy card without specifying your choices, your shares will be voted FOR each of the director nominees, FOR the ratification of the appointment of our independent registered public accounting firm for fiscal 2022, and FOR the advisory approval of our executive compensation.

●

Multiple proxy cards. If you receive more than one notice of internet availability, proxy card or voting instruction card, it likely means that you have multiple accounts with one or more holders of record. Please be sure to vote all of the shares by following the instructions on each such notice and/or card.

●

Electronically during the Annual Meeting. All shareholders of record as of the record date may vote electronically during the Annual Meeting. Even if you plan to attend the Annual Meeting electronically, the Company requests that you vote ahead of time using one of the methods above.

You are a “street name” holder rather than a “shareholder of record” if your shares are held in the name of a stock broker, bank, trust or other nominee as a custodian, and this proxy statement was forwarded to you by that organization. If you are a “street name” holder, you must instruct your nominee as to your voting preferences. Please contact your nominee/custodian to do so. Because a beneficial owner is not the shareholder of record, you may not vote your shares electronically during the Annual Meeting unless you obtain a legal proxy from the broker, bank, trustee or nominee that holds your shares, giving you the right to vote the shares electronically during the Annual Meeting.

Q:	Can I change my vote after I have mailed in my proxy card?

A:	Proxies solicited by the Board may be revoked at any time prior to the Annual Meeting. No specific form of revocation is required. You may revoke your proxy by:

●	Voting electronically during the Annual Meeting;

●	Returning a later-dated signed proxy card; or

●	Giving personal or written notice of the revocation to the inspector of election at the commencement of the Annual Meeting.

If your shares are held in street name through a broker or other nominee, you will need to contact that nominee if you wish to change your voting instructions.

Q:	How will my shares be voted if I do not specify how they should be voted?

A:

If you are a record holder and authorize the proxies to vote on your behalf, but do not mark choices for a particular proposal, then the proxies solicited by the Board will be voted in accordance with the Board’s recommendation for that proposal, as set forth in this proxy statement.

If you are a street name holder and do not submit specific voting instructions to your broker, the organization that holds your shares is permitted to vote your shares with respect to “routine” items, but not with respect to “non-routine” items. On non-routine items for which you do not submit specific voting instructions to your broker, the shares will be treated as “broker non-votes.” Broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be considered shares entitled to vote on the proposal and therefore will not be treated as affirmative or opposing votes. The proposal to ratify the appointment of RSM US LLP as our independent registered public accounting firm for fiscal 2022 is considered routine and therefore may be voted upon by your broker if you do not give instructions to your broker. The other proposals set forth on the Notice of Annual Meeting are non-routine matters.

Q:	Who can attend and participate in the Annual Meeting?

A:

All shareholders as of the close of business on the record date, or their duly appointed proxies, may attend the virtual Annual Meeting as well as vote and submit questions during the webcast of the meeting by visiting www.virtualshareholdermeeting.com/ELMD2021. To participate in the Annual Meeting, you will need to provide the 16-digit control number included on your proxy card. If you do wish to participate in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/ELMD2021 at least 15 minutes prior to the start of the Annual Meeting to provide time to register, download the required software, if necessary, and test your internet connectivity. If you access the Annual Meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.

Q:	What is the record date for the Annual Meeting?

A:	The Board has fixed September 16, 2021, as the record date for the Annual Meeting.

Q:	Who will count the votes?

A:	All proxies submitted to the Company and all electronic votes cast during the Annual Meeting will be tabulated by Broadridge Financial Solutions.

Q:	Who is paying for this proxy solicitation?

A:

The entire cost of this proxy solicitation will be borne by the Company. The cost will include the cost of supplying necessary additional copies of the solicitation materials for beneficial owners of shares held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such materials to such beneficial owners.

Q:	How do I nominate a candidate for election as a director at next year’s annual meeting?

A:

Nominations for directors are made by the Board upon recommendation by its Nominating and Governance Committee, which is composed of independent directors. Shareholders may nominate a candidate for director to stand for election at the annual meeting of shareholders to be held in the fiscal year ending June 30, 2023 (the “Fiscal 2023 Annual Meeting”), which the Company currently anticipates will be held in November 2022, by following the procedures explained below in this proxy statement under “CORPORATE GOVERNANCE–Nominating and Governance Committee–Director Nominations” and contained in the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Q:	What is a shareholder proposal?

A:

A shareholder proposal is a proposal submitted by a shareholder that, if approved, would recommend or require that the Company and/or the Board take the proposed action. If you intend to submit a shareholder proposal, the proposal should state as clearly as possible the course of action that you believe the Company should follow. If your proposal is included in the Company’s proxy statement, then the Company must also provide the means for shareholders to vote on the matter. The deadlines and procedures for submitting shareholder proposals for the Fiscal 2023 Annual Meeting are explained in the following question and answer. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Q:	When are shareholder proposals and director nominations due for the Fiscal 2023 Annual Meeting?

A:

In order to be considered for inclusion in the Company’s proxy materials, shareholder proposals must be submitted in writing to the Company no later than June 1, 2022 (120 days prior to the one-year anniversary of the mailing of this proxy statement). The Company suggests that proposals for the Fiscal 2023 Annual Meeting be submitted by certified mail, return receipt requested. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Shareholders who intend to present a shareholder proposal at the Fiscal 2023 Annual Meeting without including such proposal in the Company’s proxy materials must provide the Company notice of such proposal no later than August 14, 2022 (90 days prior to the one-year anniversary of the Annual Meeting). The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Shareholders who intend to present a director nomination at the Fiscal 2023 Annual Meeting must provide the Company notice of such nomination no later than August 14, 2022 (90 days prior to the one-year anniversary of the Annual Meeting) and no earlier than July 15, 2022 (120 days prior to the one-year anniversary of the Annual Meeting). The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any nomination that does not comply with these and other applicable requirements.

If the Company does not receive notice of a shareholder proposal or director nomination intended to be submitted to the Fiscal 2023 Annual Meeting by the dates set forth above, the authorized proxies for such annual meeting may vote on any such proposal in their discretion without notice of such proposal appearing in such proxy statement.

ELECTION OF DIRECTORS
(Proposal 1)

The Board is currently composed of seven directors. Seven individuals, five of whom are current directors, have been nominated for election at the Annual Meeting. Each of Joseph L. Galatowitsch and Kathleen A. Tune is standing for election to serve as a director of the Company for the first time at this year’s Annual Meeting. Mr. Galatowitsch and Ms. Tune were first identified as potential director candidates by a non-management director. Mr. Galatowitsch and Ms. Tune were then evaluated by the Nominating and Governance Committee in advance of its recommendation for their nomination for service as directors and subsequently nominated by the Board. Stephen H. Craney and George H. Winn, both current directors of the Company, are not standing for re-election at the Annual Meeting and their respective terms will expire as of the Annual Meeting.

If elected, each director will hold office until the Fiscal 2023 Annual Meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation, disqualification or removal. Each of the director nominees has consented to be named in this proxy statement and to serve, if elected. The Company has no reason to believe that any of the director nominees named below will be unable or unwilling to serve as director if elected. If for any reason any nominee withdraws or is unable to serve as director (neither of which is expected at this time), the shares represented by all valid proxies will be voted for the election of a substitute nominee recommended by the Board or, alternatively, not voted for any nominee.

The Bylaws of the Company, as amended (the “Bylaws”), provide that the number of directors shall be determined by the shareholders annually. The Board has recommended that the number of directors be set at seven. The Board believes that seven directors strikes an optimal balance between providing diversity of viewpoints and expertise while allowing each director to influence the strategic direction of the Company. If each of the seven director nominees named in this proxy statement are elected at the Annual Meeting, then their election will be deemed to be shareholder approval of setting the number of directors at seven.

Cooperation Agreement

As previously reported, on September 24, 2021, the Company entered into a Cooperation Agreement (the “Cooperation Agreement”) with Summers Value Partners LLC and certain of its affiliates signatory thereto (collectively, the “Shareholder Group”). As of that date, the Shareholder Group beneficially owned approximately 5.9% of the outstanding shares of our common stock. In connection with the Cooperation Agreement, the Company agreed to nominate for election to the Board at the Annual Meeting each of Mr. Galatowitsch and Ms. Tune. In addition, the Cooperation Agreement provides for director replacement rights during the standstill period described below, provided that the Shareholder Group maintains beneficial ownership of at least 3.0% of the Company’s then-outstanding common stock, and the establishment of a new Finance and Strategy Committee of the Board to be formed immediately following the Annual Meeting. The purpose of the Finance and Strategy Committee will be to conduct a review of the Company’s business and make recommendations to the Board with respect to the Company’s strategy and opportunities to enhance shareholder value, including but not limited to strategic growth plans, long-term business plans, shareholder engagement, research and development, capital allocation, and buy- or sell-side M&A transactions.

The Cooperation Agreement also includes, among other provisions, certain standstill commitments by the Shareholder Group, including but not limited to restrictions on the Shareholder Group’s ability to (i) engage in any solicitation of proxies or consents, (ii) encourage any person to submit nominees in furtherance of a contested solicitation for the election or removal of directors, (iii) submit any proposal for consideration by shareholders of the Company at any annual or special meeting of shareholders or (iv) seek further representation on the Board. These restrictions apply during a standstill period that will terminate on the date that is the earlier of (A) 30 days prior to the last date pursuant to which shareholder nominations for director elections are permitted pursuant to the Company’s Bylaws with respect to the Fiscal 2023 Annual Meeting or (B) the date that is 120 calendar days prior to the first anniversary of the Fiscal 2022 Annual Meeting.

The Cooperation Agreement further provides that during the standstill period the Shareholder Group will vote (i) for all directors nominated by the Board for election at any annual or special meeting and (ii) in accordance with the recommendation of the Board on any other proposals or other business (other than certain extraordinary transactions) that comes before any annual or special meeting.

Nominees for Election as Directors at the Annual Meeting

The Board has nominated each of the following persons for election to serve as directors and recommends that shareholders vote “FOR” the election of each such nominee:

Name	Age	Director Since
Stan K. Erickson	71	2014
Gregory J. Fluet	52	2019
Joseph L. Galatowitsch	63	—
Lee A. Jones	64	2014
Kathleen S. Skarvan	65	2013
Kathleen A. Tune	57	—
Andrea M. Walsh	58	2020

Biographical information relating to each of the director nominees is set forth below:

Stan K. Erickson

Mr. Erickson currently serves as President and Chief Executive Officer of Liberty Capital, Inc., a company he co-founded in September 2013 to provide capital and advisory services to both pre- and post-commercialization organizations in various industries, including medical device and technology. Prior to founding Liberty Capital, Mr. Erickson served as President and Chief Operating Officer of Ziegler Inc., one of the largest Caterpillar dealers in the U.S. Over his 32-year career at Ziegler, he held several positions of increasing responsibility and was responsible for developing and executing on strategies to achieve market share gains and increase territory coverage. Mr. Erickson is an experienced board member in both public and private organizations and has a track record of providing leadership and governance through various business cycles with a strong acumen for operations and financial results including merger, acquisition and exit strategies. Mr. Erickson currently serves on the board of directors of Titan Machinery, Inc. (NASDAQ: TITN), Recon Robotics, Inc., University of Northwestern-St. Paul and Liberty Capital, Inc. He is a veteran of the United States Marine Corps and began his business career as an auditor and tax professional at Baker Tilly US, LLP. Mr. Erickson received a B.S. in Business Administration from the University of Minnesota and is a Certified Public Accountant. The Electromed Board believes Mr. Erickson's significant experience as a board member in both the public and private sector, and in business operations, financial reporting and M&A activity, make him uniquely qualified to serve as a director.

Gregory J. Fluet

Mr. Fluet currently serves as Chief Operating Officer for Rebiotix, a Ferring Pharmaceuticals company focused on revolutionizing the treatment of debilitating diseases through microbiome-based research. Since November 2016, he has worked at Rebiotix in both contract and permanent roles, including serving as Chief Business Officer from April 2017 until the company's acquisition by Ferring Pharmaceuticals in April 2018. Prior to his role at Rebiotix, Mr. Fluet founded a strategic consulting practice working with startup life science companies. Previously, Mr. Fluet served as Chief Executive Officer of Urologix, Inc., then a public company and developer of minimally invasive office-based Benign Prostatic Hyperplasia (BPH) therapies. Over his 8-year career at Urologix, he also served as interim Chief Financial Officer from August 2014 to May 2015 and as Executive Vice President and Chief Operating Officer from 2008 to 2012. From 2002 to 2008, he served as an Associate at Sapient Capital Management, LLC, a healthcare focused venture capital fund. Mr. Fluet received a B.S. in Mechanical Engineering from Stanford University. The Electromed Board believes that Mr. Fluet's background as a healthcare investor and medical device executive, including experience in M&A transactions, public and private financing, investor relations, business development, commercial operations, manufacturing operations and financial reporting, make him uniquely qualified to serve as a director.

Joseph L. Galatowitsch

Mr. Galatowitsch most recently served as a Partner and Medtech practice leader at Guidehouse Consulting, previously known as Navigant, a leading global provider of consulting services to the public and commercial markets with broad capabilities in management, technology, and risk consulting. Prior to Guidehouse, Mr. Galatowitsch co-founded and served as President of Dymedex Consulting, LLC from January 2008 through August 2016, where he pioneered and provided new-to-the-world conceptual frameworks for assessing opportunities and driving clinical adoption of disruptive new medical technologies. Mr. Galatowitsch also held various positions of increasing responsibility at Medtronic PLC and 3M Company. At Medtronic, he led and coordinated global market development efforts in Medtronic's cardiac rhythm management division, contributing to a dramatic increase in penetration of implantable defibrillators and pacemakers in the U.S. and most international markets. Mr. Galatowitsch previously served on the Board of Medical Alley, formerly known as LiveScience Alley, from 2011 to 2021, which is the Global Epicenter of Health Innovation and Care® and is the birthplace of implantable medical technology, collaborative care delivery and innovative health plan models. Mr. Galatowitsch received a B.S. in Biomedical Engineering from Marquette University, and a MBA in Marketing from University of St. Thomas's Opus College of Business. The Electromed Board believes that Mr. Galatowitsch's extensive experience in the medical technology management, commercial execution, global market development, marketing and business strategy, management, strategic planning, consulting and sales, make him uniquely qualified to serve as a director.

Lee A. Jones

Ms. Jones currently serves as the President and Chief Executive Officer of Rebiotix, Inc., a Ferring Pharmaceuticals company. Rebiotix is a biotechnology company developing and commercializing medical therapies that she co-founded in 2011. Prior to founding Rebiotix, Ms. Jones served as CEO-in-Residence at the University of Minnesota Venture Center from October 2010 to June 2011 and Chief Administrative Officer of the Schulze Diabetes Institute of the University of Minnesota from February 2009 to October 2010. Prior to her position at the University, Ms. Jones was the President and Chief Executive Officer of Inlet Medical, a privately held medical device company making innovative laparoscopic surgical kits for procedures in women's health, until it was acquired by Cooper Surgical in 2006. Prior to this, Ms. Jones spent 14 years at Medtronic PLC, where she developed and commercialized several innovative products for new markets for the company, including the company's first angioplasty catheters and the first use of the company's electrical stimulation technology for solving urinary incontinence. Ms. Jones has previously served on the boards of directors of Algos Preclinical Services, Inc., from 2010 to 2013 and Uroplasty, Inc., from 2006 to 2014. Ms. Jones received a B.S. in Chemical Engineering from the University of Minnesota and an Executive Management degree from the Carlson School of Management at the University of Minnesota. The Electromed Board believes that Ms. Jones' significant healthcare and medical device industry experience and corporate board service, as well as clinical and regulatory experience, make her uniquely qualified to serve as a director.

Kathleen S. Skarvan

Ms. Skarvan currently serves as President and Chief Executive Officer of Electromed Inc., having joined the Company as CEO in 2012. Prior to Electromed, Ms. Skarvan served as Vice President of Operations at OEM Fabricators, a leading custom metal fabrication company specializing in building components, from September 2011 to October 2012. Prior to that, Ms. Skarvan served as Hutchinson Technology Inc.'s SVP and President of the Disk Drive Components Division from April 2007 until March 2011. Over her 29-year career at Hutchinson, Ms. Skarvan held several positions of increasing seniority and was responsible for a division with annual revenues in excess of $300 million, managing 3,500 employees across R&D, marketing, sales and technical support in five countries. Ms. Skarvan has served on the Board of Trustees of the St. Cloud State University Foundation since 2015, and in 2018 she joined the board of directors of Citizens Community Federal National Association, a wholly-owned subsidiary of Citizens Community Bancorp, Inc. Ms. Skarvan received a B.A. in Mass Communication from St. Cloud State University. The Electromed Board believes that Ms. Skarvan's experience leading high growth companies, extensive operations and marketing experience, and track record of identifying strategic priorities and leading the execution of the Electromed's strategy, make her uniquely qualified to serve as a director.

Kathleen A. Tune

Ms. Tune currently serves as the Chief Financial Officer, Chief Operating Officer and Board Chair of Marani Health, Inc., a leading development stage maternal and fetal health company. Ms. Tune has also served as Managing Partner with Capita3, an early-stage venture capital fund focused on women-led healthcare startup founders, since January 2019. In January 2017, Ms. Tune founded the healthcare investment firm Fourth Element Capital, investing in healthcare technology companies, where she continues to serve as Managing Director. Ms. Tune is a former Partner at Thomas, McNerney & Partners, where she led and managed an investment portfolio with a primary focus in healthcare technologies from August 2003 to December 2019. Ms. Tune has served on the corporate boards of Marani Health, Inc., since 2018, Visura Technologies, Inc., since 2019 and Agitated Solutions, Inc., since 2020. Ms. Tune received a B.S. in Biochemistry and Microbiology from Minnesota State University, and holds an M.S. degree in Veterinary Microbiology from the University of Minnesota as well as an MBA from the University of Minnesota's Carlson School of Management, where she was a Robert and Gail Buuck Scholar. The Electromed Board believes that Ms. Tune's leadership experience in capital and growth equity investing, corporate strategy, business development, investment and capital markets, investor relations and finance, sales, marketing and reimbursement strategies, make her uniquely qualified to serve as a director.

Andrea M. Walsh

Ms. Walsh currently serves as President and Chief Executive Officer of HealthPartners, a $7.5 billion Minnesota-based non-profit integrated health system that provides care, health support, insurance coverage, research and education programs. Over her 27-year career with HealthPartners, Ms. Walsh has held several positions of increasing responsibility, including as Executive Vice President and Chief Marketing Officer, from April 2002 to May 2017, and as Senior Vice President and Corporate Counsel from 1994 to 1999, and is responsible for developing the organization's vision and strategy to deliver top quality, affordable, best care and experience in the market. In her role as President and Chief Executive Officer, Ms. Walsh manages a team of 26,500 people, including a multi-specialty group practice with over 1,700 physicians and 900 advanced practice clinicians, which collectively serve more than 1.2 million patients in Minnesota and Wisconsin, and 1.8 million members across the country through its health plan, network and services. Ms. Walsh has served on the boards of directors of Constellation, a medical professional liability mutual insurance company, since 2016 and Twin Cities YMCA, since 2019. Ms. Walsh holds Business Administration and English degrees from the University of Kansas and a Juris Doctorate from the University of Minnesota Law School. The Electromed Board believes that Ms. Walsh's experience as the top executive at a large healthcare organization in a highly regulated marketplace, and her extensive knowledge of the healthcare and insurance industry, make her uniquely qualified to serve as a director.

Required Vote and Board Recommendation

The Board recommends that you vote “FOR” each of the nominees to the Board, thereby setting the number of directors at seven. The election of each nominee requires the affirmative vote of a plurality of the voting power of the shareholders present, whether electronically during the Annual Meeting or by proxy, and entitled to vote at the Annual Meeting, provided that a quorum is present. Except as otherwise directed, the proxies will vote all valid proxies for the seven nominees identified above.

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

The Board, acting on the recommendation of its Audit Committee, has selected RSM US LLP (“RSM”) as the Company’s independent registered public accounting firm for fiscal 2022. RSM was the Company’s independent registered public accounting firm for the most recently completed fiscal year.

Notwithstanding its selection of RSM, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. If the appointment of RSM is not ratified by our shareholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm.

A representative of RSM is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions regarding preparation of the Company’s financial statements.

Audit Fees

The following table presents fees billed by RSM to the Company for the audit of the Company’s annual financial statements, the review of the Company’s interim financial statements, and various other audit and non-audit services provided in connection with the Company’s fiscal year ended June 30, 2021, or “fiscal 2021,” and the fiscal year ended June 30, 2020, or “fiscal 2020.”

Category	Year Ended June 30,
	2021	2020
Audit Fees(a)	$169,525	$146,978

(a)	Includes the annual audits and quarterly reviews of the Company’s financial statements.

RSM provided no other services to the Company in fiscal 2021 or fiscal 2020 that are not included above.

Audit Committee Pre-Approval

Pursuant to its written charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm or any other auditing or accounting firm. During the year, circumstances may arise that could require the engagement of the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, we will obtain pre-approval of the Audit Committee before engaging the independent registered public accounting firm.

All audit services and audit-related services incurred during fiscal 2021 and fiscal 2020, as applicable, were pre-approved by our Audit Committee.

Required Vote and Board Recommendation

The Board recommends that you vote “FOR” the ratification of the appointment of RSM as the Company’s independent registered public accounting firm. Approval of the proposal requires the affirmative vote of a majority of the voting power of the shareholders present, whether electronically during the Annual Meeting or by proxy, and entitled to vote at the Annual Meeting, provided that a quorum is present.

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
(Proposal 3)

We are seeking a vote of shareholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

We seek to closely align the interests of our named executive officers with the interests of our shareholders. We designed our compensation program to reward our named executive officers for their individual performance and contributions to our overall business objectives, and for achieving and surpassing the financial goals set by our Board upon recommendation of its Personnel and Compensation Committee.

At our annual meeting of shareholders held in 2020, our executive compensation program was approved on an advisory basis, with approximately 90% of the votes cast in favor of the corresponding proposal. Our Board and its Personnel and Compensation Committee believe that this vote reflected our shareholders’ support for the decisions made with respect to the compensation of our named executive officers for fiscal 2020.

The vote on this resolution is not intended to address any specific element of compensation. Instead, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the summary compensation table and the other related tables and disclosure.

While the Board and especially the Personnel and Compensation Committee intend to carefully consider the results of the voting on this proposal when making future decisions regarding executive compensation, the vote is not binding on the Company, the Personnel and Compensation Committee or the Board and is advisory in nature. To the extent there is any significant vote against this Proposal 3, the Personnel and Compensation Committee will evaluate what actions may be necessary to address our shareholders’ concerns.

Required Vote and Board Recommendation

The Board recommends that you vote “FOR” the approval, on a non-binding and advisory basis, of the compensation of the named executive officers. Approval of the proposal requires the affirmative vote of a majority of the voting power of the shareholders present, whether electronically during the Annual Meeting or by proxy, and entitled to vote at the Annual Meeting, provided that a quorum is present. This vote is advisory and is not binding on the Company, the Board or the Personnel and Compensation Committee.

CORPORATE GOVERNANCE

Director Independence

Our Board has determined that each of Mr. Erickson, Mr. Fluet, Ms. Jones and Ms. Walsh are “independent directors” as defined in the rules of the NYSE American Stock Exchange. It has also determined that, if elected, Mr. Galatowitsch and Ms. Tune would also each qualify as an “independent director” under the same definition. Our Board also determined that Messrs. Craney and Winn were independent prior to their decisions not to stand for re-election at the Annual Meeting. None of our directors are related to any other director, director nominee or executive officer of the Company.

In determining director independence, the Board evaluated Ms. Walsh’s employment with HealthPartners because HealthPartners and certain of its affiliates have been customers of our company. Ms. Walsh had no involvement in arranging any transactions with our company, the transactions were on arms-length terms, she had no material interest in such transactions and the amounts involved are significantly less than 1% of both our company’s and HealthPartners’ annual revenues. Accordingly, the Board concluded the transactions with HealthPartners are both beneficial and fair to our company and, if she is elected, would not interfere with Ms. Walsh’s ability to exercise independent judgment in carrying out her responsibilities as a member of the Board.

Director Attendance at Annual Meetings

Directors’ attendance at annual meetings can provide shareholders with an opportunity to communicate directly with members of the Board about matters concerning the Company. The Company encourages all directors to attend the Company’s annual meetings (including by electronic means when available), but it does not have a formal attendance policy. Other than Ms. Walsh all the Company’s current directors attended the Fiscal 2021 Annual Meeting of Shareholders.

Board Leadership Structure

We have separate individuals serving as Chairman of the Board and as Chief Executive Officer because we believe independent directors and management have different perspectives and roles in strategy development. The Chief Executive Officer is responsible for setting the strategic direction of the Company and managing the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the Chief Executive Officer, sets the agenda for meetings of the Board and presides over meetings of the full Board. We believe this structure promotes active participation of the independent directors and strengthens the role of the Board in fulfilling its oversight responsibility and fiduciary duties to our shareholders while recognizing the day-to-day management direction of the Company by the Chief Executive Officer. Following the Annual Meeting, we expect that the new Chairman of the Board will be a non-employee director of the Company.

Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Audit Committee provides oversight of management with respect to enterprise-wide risk management, which focuses primarily on risks relating to the Company’s ability to maintain appropriate levels of credit and insurance coverage, financial and accounting risks, and legal and compliance risks, including oversight of internal controls over financial reporting. In addition, the Personnel and Compensation Committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements. The Nominating and Governance Committee considers risks and best practices relating to corporate governance policies and procedures. The full Board considers strategic risks and opportunities and regularly receives detailed reports from management and the committees, with respect to their areas of responsibility for risk oversight.

Policies as to Hedging and Company Securities

Our insider trading policy provides that company directors, officers and other employees (and their designees) are prohibited from, among other things: (a) purchasing company securities on margin or pledging company securities; (b) short selling company securities; (c) buying or selling put or call options on company securities; (d) purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of equity securities (i) granted to the individual by the company as part of the compensation of the individual or (ii) held, directly or indirectly, by the individual; or (e) engaging in limit orders or other pre-arranged transactions that execute automatically, except for “same-day” limit orders and approved 10b5-1 plans. Certain family and household members and other persons or entities whose decisions are directed, influenced or controlled by a covered person are also subject to the prohibition.

Board and Committee Meetings

During fiscal 2021, the Board held seven meetings. In addition, directors frequently communicate with each other informally and, when appropriate, take action by written consent of all directors, or in the case of an action that does not require shareholder approval, the number of directors required to take the action at a meeting, as permitted by the Minnesota Business Corporation Act and the Company’s Articles of Incorporation, as amended. Each director attended at least 75% of the meetings of Board and any committee on which they serve during the most recently completed fiscal year.

Committee Membership

The Board has three standing committees: the Audit Committee, the Personnel and Compensation Committee, and the Nominating and Governance Committee. The following table sets forth the current membership of each of the Company’s standing committees:

Board Committee
Director	Audit	Nominating and Governance	Personnel and Compensation	Independent Director
Stephen H. Craney	Member		Chair	✓
Stan K. Erickson	Chair	Member		✓
Gregory J. Fluet	Member	Chair		✓
Lee A. Jones		Member	Member	✓
Kathleen S. Skarvan
Andrea M. Walsh		Member	Member	✓
George H. Winn			Member	✓

Our Board has evaluated independence for the members of each committee in accordance with NYSE American rules and, with respect to the members of the Audit Committee, Rule 10A-3 of the Exchange Act. The membership and responsibilities of each committee complies with the listing requirements of the NYSE American.

Audit Committee

Under its charter, the Audit Committee must consist of at least three independent directors and its composition must otherwise satisfy NYSE American and SEC requirements applicable to audit committees. The principal functions of the Audit Committee are to evaluate and review the Company’s financial reporting process and systems of internal controls. The Audit Committee evaluates the independence of the Company’s independent registered public accounting firm, recommends selection of the Company’s independent registered public accounting firm to the Board, approves fees to be paid to our independent registered public accounting firm, and reviews the Company’s financial statements with management and the independent registered public accounting firm. The Audit Committee has recommended to the Board the appointment of RSM US LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022. The Audit Committee held five meetings during the most recently completed fiscal year.

Our Board has affirmatively determined that each of the members of the committee satisfy the additional independence requirements for audit committee members pursuant to the NYSE American LLC Company Guide and the rules and regulations promulgated by the SEC. The Board has further determined that Mr. Erickson qualifies as an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended.

Report of the Audit Committee

In accordance with its written charter adopted by the Board, as amended, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. A copy of the Audit Committee charter, which has been adopted by the Board and further describes the role and responsibilities of the Audit Committee, is available online in the “Investor Relations” section of our website at www.smartvest.com.

In discharging its duties, the Audit Committee:

(1)	reviewed and discussed the audited financial statements included in the annual report on Form 10-K for fiscal 2021 with management;

(2)	discussed with the independent auditors the matters required to be discussed by the applicable Public Company Accounting Oversight Board (“PCAOB”) standards and the SEC; and

(3)

received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant matters relating to their independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2021, for filing with the SEC.

Audit Committee

Stephen H. Craney
Stan K. Erickson (Chair)
Gregory J. Fluet

Personnel and Compensation Committee

Our Board has affirmatively determined that each of the members of the committee satisfy the additional independence requirements for compensation committee members pursuant to the NYSE American LLC Company Guide.

The Board has authorized the Personnel and Compensation Committee to, among other duties, develop the Company’s compensation strategy, review compensation policies and plans for the Company’s executive officers, and administer the Company’s compensation plans. Neither the Personnel and Compensation Committee nor the Board engages compensation consultants to assist in determining or recommending the amount or form of compensation for executive officers or directors. The Chief Executive Officer may give the committee input in regard to the compensation of the Chief Financial Officer, but the Chief Executive Officer is not present during voting or deliberations relating to her own compensation. The committee operates under a written charter approved by the Board, a copy of which is available in the “Investor Relations” section of our website at www.smartvest.com. The Personnel and Compensation Committee held five meetings during the most recently completed fiscal year.

Nominating and Governance Committee

Our Nominating and Governance Committee is responsible for oversight of our corporate governance policies and procedures, our codes of conduct and other corporate governance matters. In addition, our Nominating and Governance Committee makes recommendations to our Board regarding candidates for directorships and the size and composition of our Board and its committees. The Nominating and Governance Committee acts pursuant to a written charter approved by the Board, a copy of which is available in the “Investor Relations” section of our website at www.smartvest.com. The Nominating and Governance Committee held six meetings during the most recently completed fiscal year.

Director Nominations

The Nominating and Governance Committee is responsible for identifying and recommending director nominees for nomination by the full Board. Shareholders may recommend a nominee to be considered by the Nominating and Governance Committee by submitting a written proposal to the Chairman of the Board, at 500 Sixth Avenue Northwest, New Prague, Minnesota 56071. Any notice of a shareholder nomination must satisfy the timing and content requirements of our Bylaws and must be accompanied by a written statement from the proposed nominee consenting to being named as a nominee and to serve as a director if elected.

When selecting candidates for recommendation to the Board, the Nominating and Governance Committee considers the attributes of the candidates and the needs of the Board and reviews all candidates in the same manner, regardless of the source of the recommendation. In evaluating director nominees, the Nominating and Governance Committee seeks to confirm that candidates meet certain minimum qualifications, including being able to read and understand basic financial statements, being familiar with our business and industry, having high moral character and mature judgment, and possessing the ability to work collegially with others. In addition, factors such as the following are also considered:

●	appropriate size and diversity of the Board;

●	needs of the Board with respect to particular talent and experience;

●	knowledge, skills and experience of a nominee;

●	experience in domestic and international business matters;

●	familiarity with legal and regulatory requirements;

●	familiarity with accounting rules and practices; and

●	the desire to balance the benefit of continuity with the periodic integration of a fresh perspective provided by a new member.

The Nominating and Governance Committee does not have a formal diversity policy at this time. However, as summarized above, the Nominating and Governance Committee seeks to nominate candidates with a diverse range of knowledge, experience, skills, expertise, and other qualities that will contribute to the overall effectiveness of the Board. Moreover, potential nominees are not discriminated against on the basis of sex, religion, national origin, sexual orientation, disability or other basis proscribed by law.

SECURITY HOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS

Any shareholder wishing to communicate with the Board should send the communication, in written form, to the President and Chief Executive Officer of the Company at the Company’s principal place of business at 500 Sixth Avenue Northwest, New Prague, Minnesota 56071. The President and Chief Executive Officer will promptly send the communication to each member of the Board identified on the communication.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires that our directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all Section 16(a) filing requirements were met for fiscal 2021, except that one Form 4 filed by Ms. Jones on August 10, 2021 was delinquent with respect to one transaction due to an administrative error.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our outstanding common stock as of September 16, 2021 by (i) each of our named executive officers; (ii) each of our directors; (iii) all of our executive officers, directors and director nominees as a group; and (iv) each beneficial owner of 5% or more of our outstanding common stock. Ownership percentages are based on 8,568,843 shares of common stock outstanding as of the close of business on September 16, 2021.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge and subject to applicable community property laws, each of the holders of common stock listed below has sole voting and investment power as to the common stock owned unless otherwise noted. The table below includes the number of shares of common stock underlying options that are exercisable within 60 days from September 16, 2021. Except as otherwise noted below, the address for each director or officer listed in the table is c/o Electromed, Inc., 500 Sixth Avenue Northwest, New Prague, Minnesota 56071.

Name	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
Executive Officers and Directors
Kathleen S. Skarvan	439,079	(a)(b)	5.0%
Michael J. MacCourt	33,767	(c)	*
Stephen H. Craney	587,901		6.9%
Stan K. Erickson	23,817		*
Gregory J. Fluet	6,000		*
Joseph L. Galatowitsch	—		*
Lee A. Jones	22,183		*
Kathleen A. Tune	—		*
Andrea M. Walsh	3,000		*
George H. Winn	583,691	(d)	6.8%

Executive officers, directors and nominees as a group (10 persons)	1,699,438	(e)	19.2%

Summers Value Partners LLC 90 Madison Street, Suite 303 Denver, CO 80206	507,059	(f)	5.9%

Tocqueville Asset Management L.P. 40 West 57th Street, 19th Floor New York, NY 10019	432,000	(g)	5.0%

*	Less than 1%

(a)  Includes options to purchase 275,934 shares of common stock.

(b)	Includes 5,000 shares of common stock held by a trust, of which Ms. Skarvan is a trustee.
(c)	Includes options to purchase 1,767 shares of common stock.
(d)	Includes 446,303 shares of common stock owned by G&J Winn Family LLLP, of which Dr. Winn and his spouse are general partners.
(e)	Includes options to purchase 277,701 shares of common stock.
(f)

Based on Schedule 13D/A filed with the SEC on August 12, 2021, reporting holdings of Summers Value Partners LLC and its specified affiliates as of August 12, 2021. Summers Value Partners LLC and Andrew Summers each reported shared voting and dispositive power for all of the shares reported. Summers Value Fund LP and its general partner, Summers Value Partners GP LLC, each reported shared voting and dispositive power for 320,224 of the shares. SVP Deal Fund 1 LP and its general partner, SVP Deal Fund 1 GP LLC, each reported shared voting and dispositive power for 186,835 of the shares. Mr. Summers is the managing member for each of the foregoing entities.

(g)	Based on Schedule 13G filed with the SEC on January 20, 2020, reporting holdings as of December 31, 2019.

EXECUTIVE COMPENSATION

The following discussion describes the compensation awarded to the following two executive officers of the Company during fiscal 2021 (collectively, our “named executive officers”): Kathleen S. Skarvan, President and Chief Executive Officer, and Michael J. MacCourt, Chief Financial Officer.

Executive Compensation Components for Fiscal 2021

We provide a compensation package to our executive officers, including base salary, cash incentive compensation, certain perquisites and participation in benefit arrangements that are generally available to all salaried employees, such as health and retirement plans. We have also periodically awarded our executive officers with long-term equity incentive grants in the form of restricted shares of common stock or stock options. Pursuant to their employment agreements, as may be amended from time to time, our executives are eligible to participate in any employee benefit plan that provides opportunities to earn equity incentive compensation. Accordingly, our executives are eligible to participate in our equity incentive plans and the Board may grant equity awards to the executives thereunder.

Base Salary

Salaries for our executive officers are determined and paid on a fiscal-year basis and, for fiscal 2021, were established by our Personnel and Compensation Committee in accordance with the terms of each executive officer’s employment agreement with the Company. For fiscal 2021, Ms. Skarvan was paid a base salary of $410,000 and Mr. MacCourt was paid a base salary of $269,372.

In order to provide its recommendations regarding base salaries, the Personnel and Compensation Committee reviews individual performance and our operating results and considers compensation data for medical device manufacturing companies located in the Midwest. The Personnel and Compensation Committee also considers the Chief Executive Officer’s recommendations as to compensation for the Company’s other executive officers. The Personnel and Compensation Committee uses a subjective process to set base salaries and does not specifically weight any factors. Based upon the information reviewed, the Personnel and Compensation Committee makes a recommendation with respect to compensation for the Company’s executive officers. The Board sets the compensation for each executive officer based on the recommendation of the committee. The Chief Executive Officer is not present during the committee’s deliberations or voting on her compensation.

Cash Incentive Compensation

The Personnel and Compensation Committee established a Fiscal Year 2021 Officer Bonus Plan (the “2021 Bonus Plan”) for officers of the Company, including our named executive officers. The 2021 Bonus Plan was effective for fiscal 2021 and provided an opportunity for each participant to earn an annual cash bonus based on Company revenue growth versus the prior fiscal year (subject to achievement of threshold earnings before interest and taxes (“EBIT”)). Under the 2021 Bonus Plan, the committee established minimum revenue growth of 0% and target revenue growth of 6% for fiscal 2021, and set target payouts of 50.0% and 30.0% of annual base salary for our Chief Executive Officer and Chief Financial Officer, respectively.  The 2021 Bonus Plan established lower revenue growth targets compared to prior fiscal years, as the targets were established in June 2020 while the Company was evaluating the early impact of the COVID-19 pandemic on its business. The following summarizes the potential payment scenarios that were available under the 2021 Bonus Plan:

●	Company revenue growth below minimum performance would not have resulted in any payouts under the 2021 Bonus Plan.

●

Company revenue growth between minimum and target performance resulted in a potential bonus payout starting at 40.0% and increasing in increments of 10.0% of the participant’s respective target payout for every whole percent of revenue growth in excess of minimum performance.

●	Company revenue growth equal to target performance would have resulted in a potential bonus payout equal to 100.0% of the participant’s respective target payout.

●

Company revenue growth above target performance would have resulted in a potential bonus payout equal to 100.0% of the participant’s respective target payout, plus an additional increment of 8.0% of their target payout for every whole percent of revenue growth in excess of target performance up to 18% annual growth versus prior year.  The respective target payout then increased in an additional increment of 4.0% for every whole percent of revenue growth up to a maximum of 272% payout at 37% growth versus prior year.

Notwithstanding the foregoing, Company revenue growth also would not have resulted in any payout unless EBIT also exceeded an established threshold amount. Company revenue growth above target performance was only able to increase the resulting payout as a percent of target if EBIT also exceeded an amount equal to the threshold EBIT amount plus an additional increment of 30.0% of threshold EBIT for every whole percent of revenue growth in excess of target performance.

Bonus payout under the 2021 Bonus Plan for fiscal 2021 was 132% as the revenue growth targets were exceeded, amounting to payments to Ms. Skarvan and Mr. MacCourt of $270,600 and $108,900, respectively, under the 2021 Bonus Plan.

Equity Compensation

Our Board and its Personnel and Compensation Committee believe that stock-based compensation promotes the creation of long-term shareholder value and aligns the interests of our management with the interests of our shareholders by ensuring that a portion of their total compensation is at risk and changes in value with the value of our securities. As employees of our company, each of our applicable named executive officers was previously eligible to receive equity compensation pursuant to our 2012 Stock Incentive Plan (the “2012 Plan”) and our 2014 Stock Incentive Plan (“2014 Plan”), and each current named executive officer is eligible to receive equity compensation pursuant to our 2017 Omnibus Incentive Plan (“2017 Plan”). Upon the ratification by our shareholders of the 2014 Plan in November 2014 and the 2017 Plan in November 2017, we ceased making awards under the 2012 Plan and the 2014 Plan, respectively.

During fiscal 2021, we granted a combination of shares of common stock and options to purchase additional shares of common stock to each of Ms. Skarvan and Mr. MacCourt. On July 1, 2020, Ms. Skarvan received 8,256 restricted shares of common stock and an option to purchase up to 13,800 shares of common stock. The foregoing options had an exercise price of $14.91 per share, which represents the “fair market value” of our common stock as of the date of grant, and were scheduled to expire after 10 years. The options and shares of restricted stock were scheduled to vest in substantially equal increments on June 30 in each of 2021, 2022 and 2023. On August 21, 2020, Ms. Skarvan received an additional 10,000 restricted shares of common stock, which were scheduled to vest in two equal increments on first and second anniversaries of the date of grant.

On July 1, 2020, Mr. MacCourt received 12,500 restricted shares of common stock and an option to purchase up to 5,300 shares of common stock. The foregoing options had an exercise price of $14.91 per share, which represents the “fair market value” of our common stock as of the date of grant, and were scheduled to expire after 10 years. The options and shares of restricted stock were scheduled to vest in substantially equal increments on June 30 in each of 2021, 2022 and 2023.

All of the foregoing awards were granted pursuant to the 2017 Plan.

Perquisites and Other Benefits

We believe that providing perquisites to our executive officers is beneficial because it improves our ability to retain qualified leaders and is consistent with the practice of similarly sized companies in our industry. Our executive officers are eligible to participate in our group health, disability and life insurance plans and receive matching contributions to a 401(k) plan, which are benefits that are generally available to all of our full-time employees. The goal of these programs is to promote health and welfare benefits. In addition, the employment agreements with our Chief Executive Officer and our Chief Financial Officer provide for monthly automobile allowances for each officer, and our employment agreement with our Chief Executive Officer provides for a monthly housing allowance.

Compensation Actions for Fiscal 2021

In July 2020, the Personnel and Compensation Committee evaluated the base salaries of our President and Chief Executive Officer and our Chief Financial Officer and determined not to make any changes for fiscal 2021, resulting in continued annual base salaries of $410,000 and $260,000, respectively. Subsequently, in December 2020, the Personnel and Compensation Committee approved a market adjustment for our Chief Financial Officer, increasing his annual base salary to $275,000. The equity compensation awards to our President and Chief Executive Officer and our current Chief Financial Officer for fiscal 2021 are described under “Equity Compensation” above.

In August 2020, our Board approved, upon recommendation from its Personnel and Compensation Committee, the final terms of the 2021 Bonus Plan for officers of our company, including Ms. Skarvan and Mr. MacCourt, as described under “Cash Incentive Compensation” above.

During fiscal 2021, we engaged a third-party consultant to evaluate executive and director compensation.

Employment Agreements

We are party to employment agreements with certain key employees, including each of Ms. Skarvan and Mr. MacCourt. The amended and restated employment agreement with Ms. Skarvan and the employment agreement with Mr. MacCourt are each initially effective for a period of two years ending in December 2021 and May 2022, respectively, subject to an automatic one-year extension on the anniversary of the effective date of such agreement unless terminated in advance in accordance its terms. Notwithstanding the foregoing, the applicable term will automatically expire on the one-year anniversary of a “change of control” (as defined in the applicable employment agreement).

Under their respective employment agreements, Ms. Skarvan and Mr. MacCourt are each entitled to minimum annualized base salaries and are eligible for a merit-based increase on or about each successive July 1, subject to final approval by our Board. The employment agreements also provide that Ms. Skarvan and Mr. MacCourt are each eligible to earn an annualized cash bonus as determined by our Board, based on minimum target amounts of 50% and 30%, respectively, of their annualized base salaries.

Also under the employment agreements, if the applicable executive officer’s employment is terminated by us for any reason other than for “cause” (as defined in the applicable employment agreement) or is terminated by them for “good reason” (as defined in the applicable employment agreement), and in either case the termination of employment occurs before a change of control, then the executive will be eligible to (A) receive an amount equal to (i) one times their annualized base salary as of the termination date, plus (ii) 100% of their target annual bonus for the fiscal year in which the termination date occurs, plus (iii) a pro rata portion of the same target annual bonus amount based on the portion of the applicable fiscal year that had elapsed prior to the termination date, and (B) have us continue to pay the Company portion of COBRA premiums for up to 12 months. If any such termination occurs within twelve months after a change of control, then the applicable executive officer will instead be eligible to (A) receive an amount equal to (i) 1.5 times their annualized base salary as of the termination date, plus (ii) 150% of their target annual bonus for the fiscal year in which the termination date occurs, plus (iii) a pro rata portion of the same target annual bonus amount based on the portion of the fiscal year that had then elapsed prior to the termination date, and (B) have us continue to pay the Company portion of COBRA premiums for up to 18 months. All of the above severance benefits are contingent on each executive officer signing and not revoking a release of claims and such executive officer remaining in strict compliance with the terms of their employment agreement and their existing non-competition, non-solicitation, and confidentiality agreement with the Company and any other written agreement between such executive officer and the Company. In addition to the specific terms summarized above, each executive officer remains eligible to participate in the other compensation and benefits programs generally available to Company employees.

Summary Compensation Table

The following table provides information regarding the compensation earned during fiscal 2021 and fiscal 2020 by our named executive officers:

Name and principal position	Fiscal Year	Salary ($)(a)	Stock awards ($)(b)	Option awards ($)(c)	Non-equity incentive plan compensation ($)(d)	All other compensation ($)(e)	Total ($)
Kathleen S. Skarvan President and Chief Executive Officer	2021	410,000	265,097	205,620	270,600	21,040	1,172,357
	2020	410,000	105,800	208,955	—	23,513	748,268

Michael J. MacCourt(f) Chief Financial Officer	2021	269,372	186,325	78,970	108,900	43,478	687,045
	2020	25,667	32,500	—	—	1,057	59,224

(a)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to contribute portions of their salaries to 401(k) plans.

(b)	Amounts represent fair value of awards granted during fiscal year, determined by multiplying number of shares of restricted stock by the closing price of our common stock as of the date of grant, as reported by the NYSE American.

(c)	Amounts represent fair value of awards granted during the fiscal year, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“ASC 718”). The assumptions used to determine the value of the awards are discussed in Note 8 to our consolidated financial statements, included in the Company’s annual report on Form 10-K for fiscal 2021, filed with the SEC on August 24, 2021.

(d)	Represents payments made under the 2021 Bonus Plan. See the discussion under “Executive Compensation Components for Fiscal 2021 — Cash Incentive Compensation” above with respect to the 2021 Bonus Plan.

(e)	Includes Company matches to 401(k) plans of $9,040 for Ms. Skarvan and $11,279 for Mr. MacCourt, with respect to fiscal 2021, and $11,513 for Ms. Skarvan and $457 for Mr. MacCourt with respect to fiscal 2020. Also includes $25,000 of relocation expenses paid to Mr. MacCourt in fiscal 2021.

(f)	Mr. MacCourt commenced employment with our company on May 26, 2020.

Outstanding Equity Awards at June 30, 2021

The following table sets forth certain information regarding equity awards granted to our named executive officers and outstanding as of June 30, 2021:

		Option Awards				Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares of stock that have not vested (#)	Market value of shares of stock that have not vested(a) ($)
Kathleen S. Skarvan	12/03/2012	20,000	—	1.75	12/02/2022
	07/01/2013	15,000	—	1.31	06/30/2023
	07/01/2014	50,000	—	1.40	06/30/2024
	07/01/2015	40,000	—	1.80	06/30/2025
	07/01/2016	40,000	—	3.82	06/30/2026
	07/01/2017	40,000	—	5.53	06/30/2027
	07/01/2018	40,000		5.42	06/30/2028

	07/01/2019	26,334	13,166(b)	5.29	06/30/2029
	07/01/2019					6,666(c)	75,259
	07/01/2020	4,600	9,200(d)	14.91	6/30/2030
	07/01/2020					5,504(e)	62,140
	08/21/2020					10,000(h)	112,900

Michael J. MacCourt	07/01/2020	1,767	3,533(f)	14.91	6/30/2030
	07/01/2020					8,333(g)	94,080

(a)	Equals the number of unvested restricted shares of common stock multiplied by $11.29, the fair market value of our common stock on June 30, 2021, the last trading day of fiscal 2021, as reported by the NYSE American.

(b)	Scheduled to vest with respect to 13,166 shares on June 30, 2022.

(c)	Restricted stock scheduled to vest with respect to 6,666 shares on June 30, 2022.

(d)	Scheduled to vest with respect to 4,600 shares on each of June 30, 2022 and 2023, respectively.

(e)	Restricted stock scheduled to vest with respect to 2,752 shares on each of June 30, 2022 and June 30, 2023, respectively.

(f)	Scheduled to vest with respect to 1,767 shares and 1,766 shares on June 30, 2022 and June 30, 2023, respectively.

(g)	Restricted stock scheduled to vest with respect to 4,167 shares and 4,166 shares on June 30, 2022 and June 30, 2023, respectively.
(h)	Restricted stock scheduled to vest with respect to 5,000 shares and 5,000 shares on August 21, 2021 and August 21, 2022, respectively

DIRECTOR COMPENSATION

The fiscal 2021 director compensation program provided non-employee directors with a combination of cash and shares of restricted stock for each such director, depending on committee service and leadership roles held during fiscal 2021.

The Personnel and Compensation Committee conducts periodic reviews of the compensation of non-employee directors. For fiscal 2021, an analysis of both total director compensation and the mix of cash and equity compensation was provided by management of the Company based on available market data. In light of the data presented, the committee recommended, and the Board approved, the following revised compensation arrangements for directors, which became effective as of the quarter ended December 31, 2020:

Director Compensation Element	Amount Payable
Annual Cash Retainer(s) (a)
● Board Member	$30,000	(b)
● Board Chair	$15,000
● Audit Committee Chair	$10,000
● Personnel and Compensation Committee Chair	$7,000
● Nominating and Governance Committee Chair	$3,500
● Audit Committee Member	$2,500
● Personnel and Compensation Committee Member	$2,200
● Nominating and Governance Committee Member	$1,000
Annual Equity Award(c)	3,000	shares

(a)	All amounts paid in quarterly installments each representing 25% of the total annual retainer and may be pro-rated for any partial service as a director or in any committee or leadership role.

(b)	Previously $20,000 annually.

(c)	To be issued on or about the date of the applicable year’s annual meeting of shareholders or as soon as practicable thereafter in the form of shares of restricted stock schedule to vest in full on the six-month anniversary of the date of grant.

The following table provides information regarding compensation paid to and earned by non-employee directors during fiscal 2021:

Non-Employee Director	Stock Awards ($)(a)	Fees Earned or Paid in Cash ($)	Total ($)
Stephen H. Craney	29,820	49,500	79,320
Stan K. Erickson	29,820	36,000	65,820
Gregory J. Fluet	29,820	31,000	60,820
Lee A. Jones	29,820	28,200	58,020
Andrea M. Walsh	29,820	20,500	50,320
George H. Winn	29,820	27,200	57,020

(a)	Amounts represent grant-date fair value of 3,000 shares of restricted stock awarded on December 1, 2020 and computed in accordance with FASB ASC 718. See Note 8, Share-Based Payments, to our audited consolidated financial statements included in our annual report on Form 10-K for fiscal 2021for a description of our accounting for these awards and the assumptions used in valuing the awards. All shares vested six months after the date of grant.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning equity compensation arrangements as of June 30, 2021:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	468,049(a)	$4.98 per share	476,224(b)

(a)	Consisted of 258,500 options granted under the 2014 Plan and prior plans and 209,549 options issued under the 2017 Plan.

(b)	Consisted of shares of our common stock available for future awards under the 2017 Plan. No further awards are authorized for grant under the 2014 or 2012 Plans.

RELATED PERSON TRANSACTION APPROVAL POLICY

Pursuant to its charter, our Audit Committee is responsible for reviewing and approving in advance any related party transaction, which consists of any transaction or series of transactions that occur during a fiscal year for which:

●	the amounts involved exceeded the lesser of $120,000 or one percent of the average of our total assets at the end of the last two completed fiscal years; and

●	a director, executive officer, beneficial owner of more than 5% of any class of our voting securities or any member of their immediate family had or will have a direct or indirect material interest.

In determining whether to approve or ratify a related party transaction, the Audit Committee considers all of the relevant facts and circumstances available to it, including, among any other factors it deems appropriate: (i) the benefits to the Company of the transaction; (ii) the nature of the related party’s interest in the transaction; (iii) whether the transaction would impair the judgment of a director or executive officer to act in the best interests of the Company and our shareholders; (iv) the potential impact of the transaction on a director’s independence; and (v) whether the transaction is on terms no less favorable than terms generally available to an unrelated third party under the same or similar circumstances. If a member of the Audit Committee is a related party with respect to a transaction under review, he or she is required to abstain from voting on the approval of the transaction.

OTHER MATTERS

The Board knows of no other matters which may be brought before the Annual Meeting. If any other matters are presented at the Annual Meeting on which a vote may properly be taken, the persons named as proxy holders will vote thereon in accordance with their best judgment.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding,” by which certain shareholders who do not participate in electronic delivery of proxy materials but who have the same address and appear to be members of the same family receive only one copy of our annual report, proxy statement and shareholder letter. Each shareholder participating in householding continues to receive a separate proxy card. Householding reduces both the environmental impact of our annual meetings and our mailing and printing expenses.

If you or another shareholder with whom you share an address currently receive multiple copies of our annual report, proxy statement, and/or shareholder letter, or if you hold shares in more than one account, but would like to receive only a single copy of materials for your household, then please contact Broadridge Financial Solutions, Inc., by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 1171. If you currently participate in householding and would prefer to receive separate copies of materials for fiscal 2022 and the Annual Meeting, then please contact us in the manner described above and you will receive additional copies, free of charge and promptly upon receipt of your request.

ADDITIONAL INFORMATION

Our annual report on Form 10-K for fiscal 2021, as filed with the SEC, is available on the SEC’s website, www.sec.gov, and our corporate website, www.smartvest.com, under “Investor Relations.” A copy of the annual report on Form 10-K will be sent to any shareholder without charge upon written request addressed to the attention of our President and Chief Executive Officer at 500 Sixth Avenue Northwest, New Prague, Minnesota 56071. Additional copies of the annual report on Form 10-K, this proxy statement and the accompanying form of proxy may be obtained by sending a written request to the attention of our President and Chief Executive Officer, at the Company’s address noted above. Copies of exhibits to the annual report on Form 10-K may be obtained upon payment to us of the reasonable expense incurred in providing such exhibits.

ELECTROMED, INC. 500 SIXTH AVENUE NW NEW PRAGUE, MN 56071

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on November 11, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ELMD2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on November 11, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D60946-P61424	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ELECTROMED, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all of the following nominees:
1.	Election of Directors, thereby setting the number of directors at seven.	☐	☐	☐

Nominees:
	01) Stan K. Erickson	05) Kathleen S. Skarvan
	02) Gregory J. Fluet	06) Kathleen A. Tune
	03) Joseph L. Galatowitsch	07) Andrew M. Walsh
04) Lee A. Jones

The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain

2.	To ratify appointment of RSM US LLP as our independent registered public accounting firm.						☐	☐	☐

3.	To approve, on a non-binding and advisory basis, our executive compensation.						☐	☐	☐

NOTE: At their discretion, the proxies are authorized to vote on any other business properly brought before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report on Form 10-K, Notice and Proxy Statement, and Shareholder Letter are available at

www.proxyvote.com.

D60947-P61424

ELECTROMED, INC. Annual Meeting of Shareholders November 12, 2021 10:00 AM, CST This proxy is solicited on behalf of the Board of Directors

The shareholder(s) hereby appoint(s) Kathleen S. Skarvan and Michael J. MacCourt, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, CST on November 12, 2021 virtually at www.virtualshareholdermeeting.com/ELMD2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed. But if no direction is given, it will be voted “FOR” all nominees and proposals set forth in Items 1, 2 and 3. The proxies cannot vote these shares unless you vote by Internet or telephone or you sign this card on the reverse side and return it.

Continued and to be signed on reverse side